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                                                                     EXHIBIT 11.

MICROSOFT CORPORATION
COMPUTATION OF EARNINGS PER SHARE
(In millions, except earnings per share) (Unaudited)
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
                                                                      Three Months Ended
                                                                          September 30
                                                                        1995        1996
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
Weighted average number of common shares outstanding                     589         597
Common stock equivalents from outstanding stock options                   51          50
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Average common and common stock equivalents outstanding                  640         647
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Net income                                                             $ 499       $ 614
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Earnings per share (1)                                                 $0.78       $0.95
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


(1) Fully diluted earnings per share have not been presented because the effects are not material.

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